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                                                                     EXHIBIT 3.3



                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                            AND RIGHTS OF A SERIES OF
                                 PREFERRED STOCK
                                       OF
                              SEGUE SOFTWARE, INC.

                                   ----------

     Segue Software, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, as amended from time to time, said Board of Directors duly adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of a series of preferred stock, which resolution is as follows:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock of the Corporation known as the Series B Preferred Stock be, and such series hereby is, created, classified, and authorized, and the issuance thereof is provided for, and that the designation and number of shares, and relative rights, preferences and limitations thereof, shall be as set forth in the form appended hereto as EXHIBIT A.

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                                    EXHIBIT A

     1. DESIGNATION. A total of 1,500,000 shares of the Corporation's Preferred Stock shall be designated as a series known as Series B Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock").

     2.   VOTING.

          (a) ELECTION OF DIRECTORS. The holders of outstanding shares of Series B Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director of the Corporation. Except as provided in Section 2(a)(iv) below, such Director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes (with each holder of Series B Preferred Stock entitled to cast one vote for or against a candidate with respect to each share of Series B Preferred Stock held by such holder) of the outstanding shares of Series B Preferred Stock, with votes cast against a candidate and votes withheld having no legal effect. The election of such Director shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors,
(iii) at any special meeting of holders of Series B Preferred Stock called by holders of not less than a majority of the outstanding shares of Series B Preferred Stock or (iv) by the written consent of holders of a majority of the outstanding shares of Series B Preferred Stock entitled to vote for such Director in the manner and on the basis specified above or as otherwise provided by law. If at any time when any share of Series B Preferred Stock is outstanding such Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Series B Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series B Preferred Stock may, in their sole discretion, determine not to elect a Director as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

     The holders of outstanding shares of Series B Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation together with holders of all other shares of the Corporation's outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Series B Preferred Stock entitled to the number of votes specified in Section 2(b) hereof.

          (b) VOTING GENERALLY. Each outstanding share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible pursuant to Section 6 hereof as of the record date for the vote or written consent of stockholders, if applicable. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as a single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section 8) or by law.

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          3.   DIVIDENDS. The holders of shares of Series B Preferred Stock shall be entitled to receive as dividends the whole number of additional shares of Series B Preferred Stock of the Corporation equal to 3.23% of the outstanding shares of Series B Preferred Stock held by such holder on June 30, 2002 and equal to 6% of the outstanding shares of Series B Preferred Stock held by such holder on each December 31 and June 30 thereafter, without any further action by the Board of Directors. No fractional shares of Series B Preferred Stock shall be paid as a dividend, and no cash in lieu of fractional shares shall be payable. Any shares of Series B Preferred Stock issued as a dividend with respect to the Series B Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable. No other dividends shall be payable on or with respect to the Series B Preferred Stock. The Corporation shall at all times reserve and keep available from its authorized shares of Series B Preferred Stock for the sole purpose of payment of dividends pursuant to the terms hereof, such number of shares of Series B Preferred Stock as shall from time to time be sufficient for payment of dividends, and shall not issue any shares of Series B Preferred Stock for any other purpose. The Corporation shall increase the number of authorized shares of Series B Preferred Stock if required for the payment of dividends.

          4. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or the sale, conveyance, exchange or transfer of all or substantially all of the property, assets or outstanding equity securities of the Corporation or a merger or consolidation of the Corporation with one or more corporations in which the owners of the voting stock of the Corporation own less than 50% of the voting stock of the surviving or resulting corporation immediately after such merger or consolidation (any such event a "Liquidation Event"), the holders of the shares of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any common stock or any other class or series of capital stock ranking junior to the Series B Preferred Stock, an amount in cash per outstanding share of the Series B Preferred Stock equal to $4.00 (as adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like with respect to the Series B Preferred Stock, the "Series B Liquidation Preference"). If the assets of the Corporation are not sufficient to pay in full the Series B Liquidation Preference payable to the holders of outstanding shares of Series B Preferred Stock and the liquidation preference of all other securities that rank pari passu with the Series B Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the Series B Liquidation Preference to which the holders of outstanding shares of Series B Preferred Stock and the liquidation preferences to which the holders of other securities that rank pari passu with the Series B Preferred Stock are entitled were paid in full. Upon any such Liquidation Event, after the holders of Series B Preferred Stock shall have been paid in full their Series B Liquidation Preference, the holders of such shares of Series B Preferred Stock shall not be entitled to share in any further distribution of assets. For the purposes of this Section 4, written notice of any Liquidation Event stating the payment date and the place where the distributable amount shall be payable, shall be given by mail, postage prepaid, not less than 60 days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall then appear on the books of the Corporation.

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     5.   REDEMPTION.

          (a) OPTIONAL REDEMPTION. At any time on or after March 31, 2004, the Corporation may elect to redeem all (but not less than all) of the outstanding shares of Series B Preferred Stock, out of funds legally available therefor, for an amount equal to the aggregate Series B Redemption Price specified in Section 5(b). The Corporation shall give the holders of Series B Preferred Stock at least 60 days' notice of such redemption and, before the date that is 5 days prior to the redemption date stated in such notice (the "Optional Redemption Date"), each holder of shares of Series B Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section 6(a) with respect to the shares of Series B Preferred Stock held by such holder.

          (b) REDEMPTION PRICE. The price for each share of Series B Preferred Stock redeemed pursuant to this Section 5 (the "Series B Redemption Price") shall be an amount per share equal to the Series B Liquidation Preference. The aggregate Series B Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Series B Preferred Stock on the Optional Redemption Date.

          (c) SURRENDER OF CERTIFICATES. Each holder of shares of Series B Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Series B Preferred Stock, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series B Redemption Price by certified check or wire transfer.

     6. CONVERSION. Shares of Series B Preferred Stock shall be converted into Common Stock in accordance with the following:

          (a) RIGHT TO CONVERT. Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Series B Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) $3.00 by (B) the Conversion Price at the time in effect for such Series B Preferred Stock (such quotient, the "Conversion Rate"). The initial "Conversion Price" per share for shares of Series B Preferred Stock shall be $3.00, subject to adjustment as set forth in Section 7. Any election by a holder of Series B Preferred Stock pursuant to this Section 6(a) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time through and including the day which is five (5) days prior to the Optional Redemption Date or the closing of any Liquidation Event.

          (b)  PROCEDURE FOR CONVERSION. Upon election to convert pursuant to
Section 6(a), the relevant holder or holders of Series B Preferred Stock shall surrender the certificate or certificates representing the Series B Preferred Stock being converted to the Corporation, duly

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assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or shall deliver an affidavit of loss to the Corporation, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Series B Preferred Stock. Upon surrender of such certificate(s) or delivery of an affidavit of loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock upon conversion of Series B Preferred Stock shall be deemed effective as of the date of surrender of such Series B Preferred Stock certificates or delivery of such affidavit of loss and will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

          (c) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.

     7.   ADJUSTMENTS.

          (a)  ADJUSTMENTS TO THE CONVERSION PRICE. Except as provided in
Section 7(c) and except in the case of an event described in Section 7(d), if and whenever after the date this Certificate of Designations is first filed with the Secretary of State of Delaware (the "Filing Date") the Corporation shall issue or sell:

               (i)    shares of its Common Stock;

               (ii)   securities convertible into shares of its Common Stock; or

               (iii) options or warrants to purchase shares of its Common Stock or securities convertible into shares of its Common Stock

(the shares described in (i), (ii) and (iii) above being referred to as "Additional Shares"), at a sale, conversion or exercise price per share (the "Issue Price"), which Issue Price shall be computed in accordance with the next paragraph of this Section, as the case may be, less than the Conversion Price then in effect, the Conversion Price shall be reset to the greater of (A) the Issue Price or (B) the average of the closing bid prices of the Common Stock on the Nasdaq Smallcap Market for the five trading days immediately preceding the Filing Date.

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     The "Issue Price" received by the Corporation for any issue or sale of
Additional Shares shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation for Additional Shares and/or receivable by the Corporation upon exercise, conversion or exchange of Additional Shares into Common Stock before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property determined in good faith by the Corporation's Board of Directors; and (C) if convertible securities or rights or options to purchase convertible securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Corporation's Board of Directors to be allocable to such Additional Shares, convertible securities or rights or options.

          (b) OTHER DIVIDENDS AND DISTRIBUTIONS. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or the value of such other property that they would have received had the Series B Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period, giving application to all adjustments called for during such period under Section 7 with respect to the rights of the holders of the outstanding shares of Series B Preferred Stock; and, PROVIDED, FURTHER, however, that no such provision shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

          (c) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the Filing Date of (i) shares of Common Stock upon conversion of shares of Series B Preferred Stock; or (ii) Additional Shares to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, in each case authorized by the Board of Directors and issued pursuant to equity incentive plans or agreements of the Corporation (collectively, "Excluded Shares").

          (d) SUBDIVISION OR COMBINATION OF COMMON STOCK. In case the Corporation shall at any time after the Filing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the Corporation shall at any time after the Filing Date combine its outstanding shares of

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Common Stock into a smaller number of shares (by any reverse stock split or otherwise), the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no adjustment shall be made pursuant to Section 7(a) by reason thereof.

          (e) REORGANIZATION OR RECLASSIFICATION. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series B Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series B Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

          (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. All calculations shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

     8. COVENANTS. The Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Series B Preferred Stock and having obtained the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock (a "Majority Interest"):

          (a) declare or pay any dividends other than dividends on the Series B Preferred Stock as provided in Section 3 or make any distributions of cash, property or securities of the Corporation in respect of its capital stock, except for (i) the redemption of Series B Preferred Stock, (ii) the repurchase of Excluded Shares described in Section 7(c) above, or (iii) dividends or distributions payable solely in shares of Common Stock;

          (b) reclassify any capital stock in a manner that materially adversely affects the designations, preferences, powers and/or the relative, participating, optional or other special rights, or the restrictions provided for the benefit of, the Series B Preferred Stock;

          (c) authorize or issue, or obligate itself to issue, any convertible debt or other debt with any equity participation, any securities convertible into or exercisable or exchangeable

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for any equity securities, or any other equity security, in any case ranking senior to or on parity with the Series B Preferred Stock as to liquidation, redemption or dividend rights;

          (d) amend, alter or repeal any provision of, or add any provision to, this Certificate of Designations; or

          (e) incur any indebtedness for borrowed money (other than trade accounts payable in the ordinary course) in excess of $1,000,000.

     9.   NOTICE; ADJUSTMENTS; WAIVERS.

          (a) LIQUIDATION EVENTS, ETC. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with a Liquidation Event, or (ii) the occurrence of any Liquidation Event, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series B Preferred Stock at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

          (b) WAIVER OF NOTICE. The holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

          (c) OTHER WAIVERS. The holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein, provided that any such waiver does not affect any holder of outstanding shares of Series B Preferred Stock in a manner materially different than any other holder, and any such waiver shall be binding upon all holders of Series B Preferred Stock and their respective transferees.

          (d) STATUS OF CONVERTED STOCK. In the event any shares of Series B Preferred Stock shall be converted pursuant to the terms hereof or otherwise redeemed or repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be canceled and shall revert to the category of authorized but unissued shares of Preferred Stock by the Corporation.

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     I, Stephen B. Butler, President and Chief Executive Officer of the
Corporation, do make this Certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this 22nd day of March, 2002.

                                   By:/s/ Stephen B. Butler
                                      ---------------------------------------
                                      Stephen B. Butler
                                      President and Chief Executive Officer